UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2012

DESTINATION MATERNITY CORPORATION

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	Commission File number	(I.R.S. Employer Identification Number)

456 North 5th Street

Philadelphia, PA 19123

(Address of Principal Executive Offices)

(215) 873-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry Into a Material Definitive Agreement

The information included under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” below is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On November 1, 2012, Destination Maternity Corporation (the “Company”) issued a press release announcing that it entered into a $61 million revolving credit facility (the “Credit Agreement “) with Wells Fargo Bank, N.A. (“Wells Fargo”). This Credit Agreement replaces the Company’s $55 million revolving credit facility with Bank of America, N.A., which was due to mature on January 13, 2013.

The Company also announced that it has repaid the remaining principal amount ($13.4 million) of, and terminated, its Term Loan and Security Agreement for its senior secured Term Loan B, which was due to mature on March 13, 2013.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Terms of the Credit Agreement

On November 1, 2012, the Company and the Company’s wholly-owned subsidiary, Cave Springs, Inc. (collectively, the “Borrowers”) entered into the Credit Agreement with Wells Fargo. The obligations of the Borrowers under the Credit Agreement are guaranteed by Mothers Work Canada, Inc., a wholly-owned subsidiary of the Company. The terms of the Credit Agreement are as follows:

(1)	Maturity Date: The maturity date of the Credit Agreement is November 1, 2017.

(2)	Credit Limits: The maximum limit available under the Credit Agreement is $61 million, which includes a Tranche A revolving credit facility of $55 million (the “Tranche A”) and a Tranche A-1 revolving credit facility of $6 million (the “Tranche A-1”). Upon the request of the Borrowers, subject to certain conditions specified in the Credit Agreement, the maximum limit under the Tranche A may be increased by as much as an additional $15 million, in increments of $2.5 million, up to a maximum limit on the Tranche A of $70 million ($76 million overall). The amounts available for borrowing under Tranche A and Tranche A-1 are also governed by a borrowing base applicable to each such tranche.

(3)	Financial Covenant: The Borrowers are required to maintain Excess Availability (as defined in the Credit Agreement) at all times of at least 10% of the Borrowing Base (as defined in the Credit Agreement).

(4)	Interest Rate Options and Borrowings: The interest rate on outstanding borrowings is equal to, at the Company’s election, either (i) the Base Rate (as defined in the Credit Agreement) plus the applicable margin, or (ii) the LIBOR rate plus the applicable margin. For Tranche A loans, the applicable margin for Base Rate loans is 0.50%, and for LIBOR rate loans is 1.50%. For Tranche A-1 loans, the applicable margin for Base Rate loans is 2.00%, and for LIBOR rate loans is 3.00%. Borrowings under the Credit Agreement must first be drawn under the Tranche A-1.

(5)	Other Fees: Borrowers are required to pay a commitment fee calculated at 0.25% per annum based on the unused portion of commitments under the Credit Agreement from time to time. For letters of credit issued under the Credit Agreement, Borrowers are required to pay a fee calculated at a rate per annum based on the then applicable margin for revolving loans using the LIBOR rate minus 0.50%. The Company also paid certain closing fees in connection with the negotiation and execution of the Credit Agreement.

(6)	Optional Prepayments: Revolving loans may be prepaid, in whole or in part, without premium or penalty (but including all breakage or similar costs). All optional prepayments shall be applied first, to the Tranche A loans and second, to the Tranche A-1 loans. The Tranche A-1 may be repaid and terminated by the Borrowers at any time upon five business days notice.

(7)	Covenants; Representation and Warranties: The Credit Agreement contains affirmative and negative covenants and representations and warranties that are ordinary and customary for similar credit facilities.

(8)	Security: The Credit Agreement is secured by a security interest in the Company’s accounts receivable, inventory, equipment, real estate interests, letter of credit rights, cash, intangibles and certain other assets.

(9)	Default and Acceleration: Any amounts outstanding under the Credit Agreement may be accelerated and become due and payable immediately and all loan and letter of credit commitments thereunder may be terminated upon an event of default and expiration of any applicable cure period. Events of default include: (a) nonpayment and performance defaults under the Credit Agreement and related loan documents; (b) cross-defaults to other indebtedness and documents; (c) certain representations and warranties being incorrect or misleading; (d) insolvency; (e) voluntary and involuntary bankruptcy; (f) judgments and attachments; (g) revocation of any guaranty; (h) dissolution; (i) cessation of business; (j) change in control; (k) impairment of a material portion of the security; (l) customary ERISA defaults; (m) actual or asserted invalidity or unenforceability of any loan documents or subordination agreement or liens securing obligations under the loan documents; (n) default under certain material contracts to the extent such termination or default has or could be reasonably be expected to have a material adverse effect; (o) certain events with respect to credit card agreements; (p) material uninsured loss; and (q) indictment by any governmental authority under any criminal statute or where forfeiture of collateral is a remedy.

The foregoing description is qualified in its entirety by reference to the full and complete terms contained in the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated November 1, 2012, among the Company and Cave Springs, Inc., each as a Borrower, and Mothers Work Canada, Inc., as a Guarantor, and Wells Fargo, N.A., as the Lender and Administrative Agent.

99.1	Press Release of the Company dated November 1, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: November 2, 2012		DESTINATION MATERNITY CORPORATION

	By:	/s/ Judd P. Tirnauer
Judd P. Tirnauer
Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated November 1, 2012, among the Company and Cave Springs, Inc., each as a Borrower, and Mothers Work Canada, Inc., as a Guarantor, and Wells Fargo, N.A., as the Lender and Administrative Agent.

99.1	Press Release of the Company dated November 1, 2012.